Exhibit 28.1

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                           Exhibit 28.1

                     WYMAN PARK BANCORPORATION, INC.
                          11 West Ridgely Road
                       Lutherville, Maryland 21094


                            PRESS RELEASE

FOR MORE INFORMATION                      FOR IMMEDIATE RELEASE
Contact: Ernest A. Moretti, President     Date: September 23, 1998
 at (410) 252-6450


                      WYMAN PARK BANCORPORATION, INC.
                             AMENDS BYLAWS


     LUTHERVILLE, MARYLAND - Wyman Park Bancorporation, Inc. ("Corporation"), the parent company for Wyman Park Federal Savings &
 Loan Association, has announced that the Corporation has amended its Bylaws to require that in order for any stockholder proposals to be considered filed timely with the Corporation, the proposal must be received at the executive offices of the Corporation no later than 60 days after the end of the Corporation's fiscal year end. The Corporation's fiscal year end is June 30th.

     "The Board of Directors approved the Bylaw amendment to ensure that the Corporation would have adequate time to review and respond to any stockholder proposals," said Ernest A. Moretti, the Corpora-tion's President. The amendment does not effect any other provisions in the Corporation's Bylaws.

     The Corporation's common stock is on the OTC Electronic Bulletin Board under the symbol "WPBC."